Exhibit (a)(1)(vii)

NEW YORK & COMPANY, INC.
STOCK APPRECIATION RIGHT AND OPTION EXCHANGE PROGRAM

ELECTION CONFIRMATION FORM

Associate Name:

You recently elected to participate in the New York & Company Stock Appreciation Right and Option Exchange Program. The table below shows your Eligible Award grants that were submitted for exchange and the Replacement SARs that were granted in their place. New stock agreements for the Replacement SARs will be sent to you in a separate mailing.

If you have any questions, please contact us at 212-884-2750.

Eligible Awards Accepted for Exchange						Replacement SARs
Stock Grant ID #	Stock Grant Date	Stock Type**	Shares Subject to Exchange Program	Exercise Price (per share)	Exchange Ratio	Stock Grant ID #	Stock Grant Date	Stock Type**	Shares Subject to Replacement Grants	Exercise Price (per share)

Replacement SARs Vesting Schedule
Stock Grant ID #	Stock Grant Date	Stock Type**	Total Shares	Vesting Dates *
			Subject to			Date 2	Date 3
			Replacement Grants	Date 1	Shares to Vest	(if applicable)	Shares to Vest Shares to Vest	(if applicable)

*   Replacement SARs have the same vesting schedule as the tendered Eligible Awards, except that the vesting schedule for any Eligible Awards that were already vested, or vested by the date of the exchange, were reset to vest on the one-year anniversary of the new Replacement SARs’ grant date.  Awards scheduled to expire in 2018 will be cancelled and replaced with shares that will expire in two years from the replacement award grant date.

** NQO=non-qualified stock options, SAR=Stock Appreciation Right